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                                                                      EXHIBIT 99

                                   [FSI LOGO]

FSI International                                                NEWS

3455 Lyman Boulevard
Chaska, Minnesota USA 55318-3052

For additional information contact:
                          Benno Sand-Investor and Financial Media (952) 448-8936 Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL, INC. ANNOUNCES THAT IT WILL EXIT THE RESIST PROCESSING MARKET

THE COMPANY WILL TRANSITION OUT OF ITS MICROLITHOGRAPHY BUSINESS OVER THE NEXT FEW QUARTERS

         MINNEAPOLIS (March 17, 2003)--FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today announced that it intends to discontinue its Microlithography business operations and focus exclusively on its Surface Conditioning business.

         For the fiscal year ended August 31, 2002, the Microlithography business revenue represented $61 million, or 43 percent, of the company's total revenue of $143 million. Approximately 292 of the company's 710 employees work in this business and will be affected by this decision.

         "The combination of a weak global economy, weak demand for technology products and the uncertain world situation contributed to this difficult decision," stated Don Mitchell, FSI's chairman and chief executive officer. "As we wind down the Microlithography operation, we will continue to support the installed base of products at customers and provide transition assistance for the displaced employees."

         In a January 28, 2003 press release the company stated that it was pursuing strategic partners for its Microlithography business. During the past several months, FSI management evaluated partnering opportunities with other front-end equipment manufacturers and financial institutions. In addition, the company pursued multiple unit orders from customers that might have an interest in the long-term survival of the business and considered scaling down the business until industry conditions showed signs of improvement. None of these efforts achieved the goals identified by the company going into this process.




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FSI International, Inc.
March 17, 2003
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         "Throughout this process, customers and targeted strategic partners validated the proven scanner efficiency, critical dimension and throughput attributes of the POLARIS(R) 300mm products", concluded Mitchell. "However, we were surprised how risk-adverse prospective partners are during uncertain times and of their reluctance to challenge a marketshare leader even with a proven technology."

         During the second quarter earnings conference call scheduled for March 18, 2003 at 3:30 p.m. CST, the company will discuss the financial impact associated with discontinuing the Microlithography business operations.

         The company's Microlithography business develops, manufactures, markets and supports equipment that provides highly productive processing solutions for the resist processing steps of semiconductor and thin film head manufacturing. The company has over 400 POLARIS Systems installed at customers worldwide, including over 20 systems that are being used to process 300mm wafers.

         FSI International Inc., a global supplier of wafer cleaning and resist processing equipment and technology, delivers economic and technical advantages for current and emerging microelectronics manufacturing challenges. Using the company's broad portfolio of products, which include immersion, spray, vapor and CryoKinetic systems for wafer cleaning, and resist processing systems for wafer coating and developing, customers are able to efficiently achieve their goals. FSI's customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region.

         FSI is a 2002 recipient of the VLSI Research 10 BEST Award. In seven of the last ten years, FSI has been recognized for its superior customer satisfaction in the category of Small Suppliers of Wafer Processing Equipment.

         FSI maintains a Web site at http://www.fsi-intl.com.


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